Exhibit 99.1

GigOptix Announces Record Revenues for the First Quarter 2010

Q1 Revenue Totals $5.3 million, Significant Improvement in Product Revenues

PALO ALTO, CA (May 10, 2010) GigOptix, Inc. (OTCBB: GGOX), a leading supplier of electronic and electro-optic semiconductor products for fiber-optic communications systems today announced its financial results for the first quarter ending April 4, 2010.

Dr. Avi Katz, Chairman of the Board and Chief Executive Officer of GigOptix stated, “We are very pleased to have reported record revenues of $5.3 million, in line with the high end of our guidance, driven by a significant increase in product sales which grew approximately 107% over comparable first quarter 2009 and 38% sequentially over fourth quarter 2009. During the quarter we saw increased demand across all our high speed optical market products including drivers, amplifiers, thin film polymer on silicon (TFPS) modulators, and analog mixed signal ASICs. As our current product portfolio gains traction in the industry, we continue to focus on breakthroughs with our technology pipeline. The first major event was through our alliance with Sanmina-SCI (NASDAQ: SANM) to manufacture our proprietary TFPS modulators. We have also successfully managed our expenses following our acquisition of ChipX, which resulted in a significant improvement in Adjusted EBITDA (defined as income or loss from operations net of depreciation, amortization, stock based compensation expense and restructuring expenses) to $(0.4) million for the quarter, compared to adjusted EBITDA of ($0.9) million for Q1 2009, and Adjusted EBITDA of ($2.5) million for Q42009.”

Dr. Katz continued, “We recently moved to mass production and shipping of our 40Gbps receiver amplifier ICs to Tier 1 telecom OEM’s, started shipping volumes of our high performance 100G DP-QPSK drivers to a Tier 1 Telecom OEM, as well as sampling our 40Gbps and 100Gbps MZ-DPSK TFPS modulator to a number of Tier 1 customers. All three products offer meaningful advantages over current technology in the marketplace and we have positioned ourselves as an emerging leader in the 40Gbps and 100Gbps area. We have restructured and consolidated our outstanding debt into a new credit facility with Silicon Valley Bank (SVB). This new facility offers better borrowing terms and more flexibility as we continue to grow the company. We have also strengthened our teams in finance, marketing, operations and sales with talent to support our continuous growth. Today, GigOptix is launching revolutionary technology into the market at a rapid pace to serve our customers. Three years after inception we continue to demonstrate our ability to monetize the value of our organic and acquired portfolio of intellectual property by increasing customer acceptance. As market conditions continue to improve, we believe that we will see continued demand for our innovative product base and technology pipeline in all areas of telecom, datacom and consumer electronics. Further, we saw meaningful growth in first quarter 2010 compared to the fourth quarter of 2009 from our CX product line which we acquired with ChipX in November 2009. Our overall improvement in first quarter of 2010 and product revenue growth was satisfying in that our government revenues were abated while we resolved our billing issue with the government which I’m pleased to report is resolved and programs will hopefully be back on track in the second quarter.”

Financial Highlights for the Quarter Ending April 4, 2010

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GAAP revenue for the first quarter of 2010 was $5.3 million, an increase of 29% compared to $4.1 million for the same period in 2009. Product revenues were $5.2 million and revenues from government contracts were $0.1. The increase in revenue was primarily due to the increase of product revenue by approximately 107% year over year, or 38% on a sequential basis. All product line revenues showed gains in volumes and revenues.

•

GAAP gross profit for the three months ended April 4, 2010 was $2.6 million, an increase of 10% compared to a gross profit of $2.4 million for the same period in 2009. Gross margin for the period was 49% compared to 57% during the same period in 2009. The increase in gross profit was a result of the increase in product revenue while the decrease in gross margin resulted primarily from a decrease in the higher margin government billings, and lower gross margins associated with particularly one ChipX product. This product line is in the process of being phased out and the company is working with its customers to replace these products with newly designed products with higher growth margin. As we continue to integrate operations, focus on cost reduction initiatives and increase sales of newer, higher margin products we believe that gross margins will trend above 50% during 2010. Non-GAAP gross profit was $2.7 million, an increase of approximately 10% compared to non-GAAP gross profit of $2.5 million in the first quarter of 2009. Non-GAAP gross margin was 52% during the first quarter of 2010, compared to 60% for the first quarter of 2009, in line with management projections as it reflects the impact of the acquisition of ChipX and their historical lower gross margin.

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GAAP research and development expense for the first quarter of 2010 totaled $2.1 million compared to $1.5 million for the first quarter of 2009, an increase of 39%. The increase primarily resulted from increased spending as a result of the acquisition of ChipX as well as certain costs being classified as research and development resulting from almost no government billings in this quarter. Selling, general and administrative (SG&A) expense for the first quarter of 2010 totaled $2.1 million compared to $2.3 million for the same period in 2009, a decrease of 7% and a reduction of $1.6 million from fourth quarter 2009 or 43%. This decrease is due to a reduction in acquisition related expenses incurred in the fourth quarter of 2009 of $1.2 million, reduction in professional fees, including legal, accounting and auditing services, as well as consolidation of corporate SG&A functions post the acquisition of ChipX.

•

GAAP-loss from operations for the first quarter of 2010 totaled $2.1 million compared to a loss from operations of $1.4 million for the same period in 2009. Non-GAAP operating loss for the first quarter of 2010, excluding the impact of restructuring expenses and other non-cash items would have been $0.9 million compared to $1.0 million for the first quarter of 2009.

•

GAAP net loss for the first quarter of 2010 was $2.2 million, or $(0.23) per share based on 9.3 million shares compared to a GAAP net loss of $1.0 million, or $(0.20) per share based on 5.2 million shares for the same period in 2009. Non-GAAP net loss for the first quarter of 2010 was totaled $1.1 million, or $(0.11) per share based on 9.3 million shares compared to a non-GAAP net loss of $0.9 million or $(0.17) per share based on 5.2 million shares for the same period in 2009.

•

Total current assets and total assets were $7.3 million and $24.3 million, respectively. Cash and cash equivalents totaled $1.7 million or $0.18 per share outstanding. Current liabilities decreased 8% to $10.2 million as of April 4, 2010 compared from $11.1 million at December 31, 2009. Total liabilities decreased 8% to $12.2 million, at April 4, 2010 compared to $13.3 million at December 31, 2009. Total shareholder’s equity was $12.1 million or $1.30 per share as of April 4, 2010.

•

In addition, we use a measure of Adjusted EBITDA (defined as income or loss from operations net of depreciation, amortization, stock based compensation expense and restructuring expenses) as a way to measure cash flow net of changes in working capital. For the first quarter of 2010, Adjusted EBITDA was $(0.4) million compared to Adjusted EBITDA of ($0.9) million for the first quarter of 2009, and adjusted EBITDA of ($2.5) million for the fourth quarter of 2009.

Ron Shelton, GigOptix’ Chief Financial Officer comments, “Our record revenue for the first quarter of 2010 is a direct result of a dedicated effort to strategically acquire valuable assets within the optical communications industry over the past several years and surround the company with an experienced management team. During our 2009 year end conference call we provided revenue guidance in the range of $5 million to $5.3 million for the first quarter of 2010. We continue to see strong sales and customer activity and expect that revenues will continue to grow sequentially through the rest of the year.”

Product & Company Updates for the Quarter Ending April 4, 2010

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GigOptix announced that it had moved its 40Gbps and 100Gbps thin film polymer on silicon (TFPS) modulators to production and that it had entered into a manufacturing partnership with Sanmina-SCI Corporation (Nasdaq: SANM), a leading global Electronics Manufacturing Services (EMS) company, to produce GigOptix’ revolutionary high bandwidth modulators designed for 40Gbps and 100Gbps long-haul optical transponders.

•

GigOptix announced that it began shipping its high performance 100G DP-QPSK driver to a Tier 1 telecom OEM. This is the first monolithic solution available in the industry for the next generation 100G DP-QPSK DWDM market.

•	GigOptix announced the availability for sampling of its :

o	GX3101 high performance universal limiting Transimpedance Amplifier (TIA) designed for use in fiber optic communication systems such as wireless base station backhaul, Fiber Channel, Ethernet and

SONET transceivers that operates at speeds from 1Gbps to 14Gbps over distances from 10m to 80km. The GX3101 is designed to simplify customers’ logistics by enabling one solution support for a variety of optical reaches, speeds and standards.

o	GX3122 dual channel linear TIA designed for use in next generation 40Gbps DWDM coherent optical receivers. It was designed to have the required large dynamic range and handle the high AC and DC currents with a consistently low THD.

•	GigOptix announced the production release of:

o	Flip chip versions of all members of the low power HX4 family of parallel 4x10G and 12x10G PMDs designed for use in 40Gbps and 100Gbps Ethernet and 120G Infiniband Active Optical Cables (AOC).

o	GX3440, a 45Gbps differential limiting amplifier that was designed for use in 40Gbps DPSK and 40Gbps DQPSK telecom receivers and numerous instrumentation applications. It was developed in close cooperation with a major telecom customer.

•	GigOptix announced that it has shipped its one millionth HX family IC for Parallel Optical Interconnections.

•

GigOptix presented the company’s ASIC design flow at the DO-254 User’s Group. This group was formed in order to try to establish a common and consistent approach in the application of the FAA’s DO-254 guidelines.

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GigOptix strengthened its leadership team by promoting Ms. Julie Tipton to Senior Vice President of Operations from Vice President of Marketing and Mr. Padraig O’Mathuna to Vice President of Marketing from Director of Product Marketing, as well as hiring Mr. Jay De La Barre as Vice President of Global Optical Sales, Mr. Brian Groft as Director of Sales Americas, Mr. Dan Takise as Director of Sales Far East, and Mr. Jeff Parsons as Director of Finance and Corporate Controller

First Quarter Financial Results Conference Call Details:

GigOptix will hold a conference call to discuss the 2010 first quarter operating results on Monday, May 10th, 2010 at 4:30 p.m. Eastern Daylight Time (1:30 p.m. PDT).

(Please call approximately ten minutes prior to the scheduled start of the call)

Toll-free: 877-941-4776

International: 480-629-9762

Live Audio web cast: www.GigOptix.com.

Telephone replay will be available until May 17th, 2010

Toll-free: 800-406-7325

International callers: 303-590-3030

Pass code: 4294864

Web cast will be archived on the Company’s website at www.GigOptix.com.

About GigOptix, Inc.

GigOptix is a fabless manufacturer of high performance electronic and electro-optic semiconductor products that enable high speed telecommunications and data-communications networks. The Company offers a broad portfolio of high speed electronic devices including electro-optic thin film polymer on silicon (TFPS) modulators, modulator drivers, laser drivers and TIAs for telecom, datacom, Infiniband and consumer optical systems, covering serial and parallel communication technologies from 1G to 100G. GigOptix now also offers the widest range of mixed-signal and RF ASIC solutions in the market including Standard Cell, Hybrid and Structured ASICs targeting the Communications, Consumer, Industrial, Defense & Avionics industries. For more information, please visit www.GigOptix.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including the brining of products to market with full documentation. Such statements contain words such as “will,” and “expect,” or the negative thereof or comparable terminology, and include (without limitation) statements regarding growth, opportunities, continued traction, contracts, and improvement. Forward-looking statements involve certain risks and uncertainties, and actual results may differ materially from those discussed in any such statement. These risks include, but are not limited to:

unexpected occurrences that deter the full documentation and “bring to market” plan for products that were developed this year and last, trends and fluctuations in the industry, changes in demand and purchasing volume of customers, unpredictability of suppliers, our ability to attract and retain qualified personnel, the impact of the ChipX acquisition with respect to increased longevity of product revenue, the ability to integrate the team and of the new management , the ability to cross-sell to new clients and to diversify, the success of product sales in new markets, the amount of cost savings, the ability to improve productivity, the ability to pursue and attract other M&A opportunities, the ability to maintain and continue relationships with government agencies and the success of the alliance with Sanmina-SCI to produce a polymer-based modulator. Additional factors that could cause actual results to differ are discussed under the heading “Risk Factors” and in other sections of the company’s filings with the SEC, and in the company’s other current and periodic reports filed or furnished from time to time with the SEC. All forward-looking statements in this press release are made as of the date hereof, based on information available to the company as of the date hereof, and the company assumes no obligation to update any forward-looking statement.

Investors should review these financial results and business information in conjunction with the more comprehensive information regarding the Company’s results of operations and financial condition included in its Form 10-K, which was filed with the SEC on March 31, 2010 and its Form 10-Q filed with the SEC on May 10, 2010.

GIGOPTIX, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share amounts)

(Unaudited)

	Three months ended
	April 4, 2010%		April 5, 2009%
Revenue
Product	$5,134	97%	$2,477	61%
Government contract	139	3%	1,617	39%

Total revenue	5,273	100%	4,094	100%
Cost of revenue
Product	2,601	49%	1,160	28%
Government Contract	94	2%	580	14%

Total cost of revenue	2,695	51%	1,740	43%

Gross profit (loss)	2,578	49%	2,354	57%
Research and development expense	2,080	39%	1,499	37%
Selling, general and administrative expense	2,134	40%	2,285	56%
Restructuring expense	428	8%	—	0%

Total operating expenses	4,642	88%	3,784	92%

Loss from operations	(2,064)	-39%	(1,430)	-35%
Interest expense	(110)	-2%	2	0%
Other income (expense)	(13)	0%	336	8%

Loss before benefit from income taxes	(2,187)	-41%	(1,092)	-27%
Benefit from income taxes	—	0%	77	-2%

Net loss	(2,187)	-41%	(1,015)	-25%

Net loss per share—basic and diluted	$(0.23)		$(0.20)

Weighted average number of shares used in per share calculations—basic and diluted	9,307		5,173

GIGOPTIX, INC.

CONSOLIDATED BALANCE SHEETS

(In thousands)

	April 4, 2010	December 31, 2009	Net Change
			$	%
ASSETS
Current assets:
Cash and cash equivalents	$1,719	$3,583	$(1,864)	-52%
Accounts receivable, net	3,242	3,750	(508)	-14%
Inventories	1,364	1,457	(93)	-6%
Prepaid and other current assets	997	816	181	22%

Total current assets	7,322	9,606	(2,284)	-24%
Property and equipment, net	3,854	4,334	(480)	-11%
Intangible assets, net	4,478	4,716	(238)	-5%
Goodwill	7,307	7,307	—	NM
Restricted cash	599	601	(2)	0%
Other assets	772	758	14	2%

Total assets	$24,332	$27,322	$(2,990)	-11%

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$3,749	$4,376	$(627)	-14%
Accrued and other current liabilities	4,880	5,403	(523)	-10%
Line of credit	1,563	1,324	239	18%

Total current liabilities	10,192	11,103	(911)	-8%
Pension liabilities	182	186	(4)	-2%
Other long-term liabilities	1,851	2,035	(184)	-9%

Total liabilities	12,225	13,324	(1,099)	-8%
Stockholders’ Equity
Common stock, $0.001 par value; 50,000,000 shares authorized as of April 4, 2010; 9,337,347 and 9,289,682 issued and outstanding as of April 4, 2010 and December 31, 2009, respectively.
Common stock, $0.001 par value	9	9	—	0%
Additional paid-in capital	83,164	82,814	350	0%
Accumulated deficit	(71,180)	(68,993)	(2,187)	3%
Accumulated other comprehensive income	114	168	(54)	-32%

Total stockholders’ equity	12,107	13,998	(1,891)	-14%

Total liabilities and stockholders’ equity	$24,332	$27,322	$(2,990)	-11%

GIGOPTIX, INC.

RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL INFORMATION

(In thousands)

(Unaudited)

	Three months ended,
	April 4, 2010	April 5, 2009
GAAP—Total cost of revenue	$2,695	$1,740
Stock based compensation	(1)	—
Amortization of intangible assets	(144)	(121)

Non-GAAP total cost of revenue	$2,550	$1,619

GAAP—gross profit (loss)	$2,578	$2,354
Stock based compensation	1	—
Amortization of intangible assets	144	121

Non-GAAP gross profit	$2,723	$2,475

GAAP—Operating expenses	$4,642	$3,784
Stock based compensation	(303)	(140)
Amortization of intangible assets	(94)	—
Restructuring expense	(428)	—
Acquisition related compensation charge	(150)	(175)

Non-GAAP operating expenses	$3,667	$3,469

GAAP—Loss from operations	$(2,064)	$(1,430)
Stock based compensation	304	140
Amortization of intangible assets	238	121
Restructuring expense	428	—
Acquisition related compensation charge	150	175

Non-GAAP loss from operations	$(944)	$(994)

GAAP—net loss	$(2,187)	$(1,015)
Stock based compensation	304	140
Amortization of intangible assets	238	121
Restructuring expense	428	—
Acquisition related compensation charge	150	175
Gain on sale of assets	—	(300)

Non-GAAP net loss	$(1,067)	$(879)

Adjusted EBITDA reconciliation:
Loss from operations	$(2,064)	$(1,430)
Restructuring expense	428	—
Depreciation and amortization	973	412
Stock based compensation	304	140

Adjusted EBITDA	$(359)	$(878)

GIGOPTIX, INC.

NOTES TO NON-GAAP FINANCIAL MEASURES

To supplement our financial results on a GAAP basis, we use non-GAAP measures indicated in the tables which we believe provide a more comprehensive understanding of the various factors and trends that affect our business. We believe that these non-GAAP financial measures reflect an additional and useful way to understand our business. Our non-GAAP financial measures are not intended as a substitute for comparable GAAP measures and should be read only in conjunction with our consolidated financial statements prepared in accordance with GAAP. Our non-GAAP financial measures reflect adjustments based on the following items:

•	Stock-based compensation expense.

Stock-based compensation expense relates primarily to equity awards such as stock options and restricted stock units. Stock-based compensation is a non-cash expense that varies in amount from period to period and may be dependent on market forces.

•	Restructuring expense.

Restructuring charges primarily relate to activities taken by management to make changes to its infrastructure in an effort to reduce costs. Restructuring charges are excluded from non-GAAP financial measures as they are not considered core activities and have not historically occurred.

•	Acquisition-related compensation charge.

As a result of the acquisition of Helix Semiconductor, the Company is required to pay compensation expense, which is contingent on the employment retention of certain key employees established in accordance with the terms of the acquisition.

•	Amortization of acquired intangible assets.

Amortization of acquired intangible assets consists of the amortization of assets acquired in the acquisition of Helix Semiconductor and ChipX and the merger with Lumera Corporation, such as customer relationships, backlog, existing technology, and patents.

•	Gain on sale of assets

In February 2009 we sold certain assets acquired in connection with the Lumera acquisition for $300,000 and recognized a gain on the entire amount and is excluded from our non-GAAP financial measures as it is not reflective of our ongoing business.

Company Contact:

GigOptix, Inc.

Ron Shelton, CFO

rshelton@gigoptix.com

Investors:

Alliance Advisors, LLC

Alan Sheinwald, President

asheinwald@allianceadvisors.net

(914) 669-0222

Media:

GigOptix, Inc.

Padraig O’Mathuna, 650-424-1937

VP of Marketing

pomathuna@gigoptix.com